Exhibit 99.1

Summit Wireless Technologies Provides First Quarter 2020 Update

- Extends 8K TV Leadership to a Third Brand -

San Jose, CA – May 27, 2020 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, provided an update for the first quarter ended March 31, 2020.

“Consumers’ interest in wireless immersive sound continues to grow thereby driving design wins. Summit is extending our 8K TV leadership to a third TV brand and 6 to 8 more speaker brands, all of which we expect to be announced before the holiday season,” said Brett Moyer, CEO of Summit Wireless. “WiSA is implementing initiatives to enable WiSA Certified™ speakers to gain share from the worldwide soundbar market, which is anticipated to reach 35 million units shipped in 2020. Our initiatives include:

•	Launching a small HDMI dongle with Dolby Atmos capabilities that can connect with approximately 800 million smart TVs enabled with HDMI ARC capabilities;
•	Testing direct to consumer (DTC) messaging for WiSA members; and
•	Expanding technology partnerships.”

These topics will be covered by Tony Ostrom, President of WiSA, in detail on today’s callas well as a financial update and a discussion of the COVID-19 impacts on Summit’s business and expectations for 2020.

Recent Highlights

WiSA, The Wireless Speaker and Audio Association, Updates

●	Welcomed the immersive projected virtual reality company, Broomx Technologies, which works with Nestle, Universal Music Group, BMW Group, Lego, Adidas, and Toyota among others.
●	Expanded the Harman WiSA Certified speaker line with the Citation Sub S, the second subwoofer in the Citation line and the third Harman subwoofer overall to be WiSA Certified.
●	Certified the Milan 5.1 Wireless Home Theater speaker system, a “white-label” product, from Platin, a division of Hansong Technology.

Corporate

●	Reported revenue in line with expectations and prior quarters.
●	Regained compliance with The Nasdaq Capital Market minimum bid price requirement in April.
●	Raised approximately $9.9 million in gross proceeds year to date.
●	Paid off a $2.0 million bridge loan.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 8:30 a.m. Pacific Time today, May 27, 2020, to provide a business update. Shareholders and interested participants may view the live webcast with accompanying slides on the investor relations section of the company’s website at https://ir.summitwireless.com/news-events, which will be available for approximately a year. The presentation will also be posted to the website. To listen to a live broadcast of the conference call dial 877-423-9813 or 201-689-8573 and referencing code 13703848 approximately 10 minutes prior to the start time. A An audio archive can be accessed for one week by dialing 844-512-2921 or 412-317-6671 and entering conference ID 13703848.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA, the (Wireless Speaker and Audio) Association is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA Certified components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also ensures robust, high definition, multi-channel, low latency audio while eliminating the complicated set-up of traditional audio systems. For more information about WiSA, please visit: www.wisaassociation.org.

* WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs.

© 2020 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact Information

Kirsten Chapman, LHA Investor Relations, 415.433.3777, summit@lhai.com

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